Exhibit 99.1

LF Capital Acquisition Corp. Announces the Separate Trading of its Class A Common Stock and Warrants, Commencing June 29, 2018

NEW YORK, June 28, 2018 — LF Capital Acquisition Corp. (the “Company”) announced today that, commencing June 29, 2018, holders of the units sold in the Company’s initial public offering (the “Units”) may elect to separately trade the shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and warrants (the “Warrants”) included in the Units. The Class A Common Stock and Warrants that are separated will trade on The NASDAQ Capital Market (“NASDAQ”) under the symbols “LFAC” and “LFACW,” respectively. Units that are not separated will continue to trade on NASDAQ under the symbol “LFACU.”

The public offering was made only by means of a prospectus, copies of which may be obtained from B. Riley FBR, Inc., Attention: Prospectus Department, 1300 14th Street North, Suite 1400, Arlington, VA 22209, or by telephone at (800) 846-5050 or by email at prospectuses@brileyfbr.com and Raymond James & Associates, Inc., Attention: Prospectus Department, 880 Carillon Parkway, St. Petersburg, Florida 33716 or by telephone at (800) 248-8863 or by email at prospectus@raymondjames.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About LF Capital Acquisition Corp.

LF Capital Acquisition Corp. is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination target in any business or industry, it intends to focus its search for a target business in the commercial banking and financial technology industries.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Scott Reed
sreed@lfcapital.co
(214) 740-6112